Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated September 7, 2004 relating to the financial statements and financial statement schedule of Harris Interactive Inc., which appears in Harris Interactive Inc.’s Annual Report on Form 10-K for the year ended June 30, 2004.

/s/ PricewaterhouseCoopers LLP

Rochester, New York
December 14, 2004